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                                                                      EXHIBIT 99

[ASI LOGO]

                                                                       P R E S S
                                                                   R E L E A S E

CONTACTS:     Analytical Surveys, Inc.      Pfeiffer High Public Relations, Inc.
              Norman Rokosh                 Geoff High
              Chief Executive Officer       303/393-7044
              nrokosh@anlt.com              geoff@pfeifferhigh.com


         ANALYTICAL SURVEYS REPORTS NOTICE OF POTENTIAL NASDAQ DELISTING

INDIANAPOLIS, Indiana - December 31, 2002 - Analytical Surveys, Inc. (Nasdaq SmallCap Market - ANLT) today announced that it has been notified by Nasdaq that the Company's common stock has not maintained a minimum market value of publicly held shares of $1,000,000 as required for continued inclusion on the Nasdaq SmallCap Market by Marketplace Rule 4310(c)(7). The Company is being provided until March 27, 2003, to regain compliance. If, at any time before March 27, 2003, the market value of the Company's publicly held shares is $1,000,000 or more for a minimum of 10 consecutive trading days, it will regain compliance. If compliance cannot be demonstrated by March 27, 2003, the Company's securities will be delisted. At that time, the Company may appeal Nasdaq's determination to a Listing Qualifications Panel. However, there can be no assurance the Panel would grant the Company's request for continued listing. In addition, the Company is obligated to continue the listing of its common stock on the Nasdaq SmallCap Market pursuant to the Note and Warrant Purchase Agreement entered into with Tonga Partners, L.P., its controlling beneficial shareholder, and any breach of this obligation could result in the acceleration of the Company's obligations under the senior secured convertible note payable to Tonga Partners, L.P.

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. As of January 1, 2003, ASI is headquartered in San Antonio, Texas and maintains facilities in Indianapolis, Indiana and Waukesha, Wisconsin. For more information, visit www.anlt.com.

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This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business -- "risk factors" and elsewhere in the Company's Annual Report on Form 10-K.

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